Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Metalico, Inc. of our reports dated March 14, 2011 relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Metalico, Inc., which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2010. We also consent to the references to our firm under the caption “Experts.”
/s/ J.H. Cohn LLP
Roseland, New Jersey
June 30, 2011